EXHIBIT 10.13
EMPLOYMENT AGREEMENT
between
Genomic Health International Sàrl (the "Company")
Quai du Seujet 10
1201 Genève
SWITZERLAND
and
Torsten Hoof
Luegetenstrasse 26
6313 Menzingen (Zug)
Switzerland
Article 1
Job Title, Reporting Line and Function
1.1Title
The Company will employ the Employee as Senior Vice President, International.
1.2 Reporting
The Employee will report to the Chief Commercial Officer, or such other person as designated by the Company in its sole discretion.
1.3 Function
The Employee is responsible for the following duties, as well as any other tasks that the Company may request of the Employee within the limits of his or her skills and training:
•Develop & implement a comprehensive international strategic plan which includes assay sales and revenues, product prioritization, direct presence and distributor strategies, customer/patient focus and the localization strategy for each market.
•Provide oversight and guidance to the European country leaders, managers for international (Canada, Asia Pacific and Latin America), reimbursement & marketing functions and other functions supporting the International business to maximize our international opportunities with current and future products.
•Utilize the Profit and Loss statement for leading long term decision making and meeting quarterly targets.
•Provide direction and input for our overall product strategy for ex-US including what products to make, how to deliver them, how to optimize and evolve our business model and leverage potential partnerships to expand our reach and capabilities.
•Lead efforts across International Market Access & Reimbursement, including liaising with Government Affairs, & Reimbursement teams.

•Lead the continued expansion of Genomic Health into new partnerships and markets. This includes overseeing the brand and launch plans for current and new products; preparing and planning for launch of future products, and ensuring alignment of all International plans with US initiatives.
•Ensure local Medical Affairs activities & initiatives are fully integrated into International commercialization efforts.
•Drive to establish shared best-in-class practices across the International organization.
•Oversee the strategic development of the international KOL network to further expand Genomic Health's bench of KOLs and product portfolio presence across international markets.
•Promote a high performance and cohesive team working approach across the international team as well as in collaboration with cross functional teams throughout GHI Functions as a role model and fosters Genomic Health culture and core values of community, truth-seeking, being ahead of the curve and winning.
•Ensure close alignment with Legal, Compliance and Regulatory teams to ensure prudent business practices, firm adherence to healthcare compliance requirements, and to develop and implement a proactive regulatory strategy supporting future business success.
The Employee will work to the best of the Employee's ability and act at all times in good faith and in the best interest of the Company, its affiliates and subsidiaries.
The Employee may not engage in any external professional activities, whether or not remunerated, without the Company's prior written approval.
Article 2
Duration
2.1 Starting Date and Duration
This Agreement comes into effect on 1 September 2017 (the "Starting Date").
2.2 Probation Period
The first three (3) months of employment will be considered a probation period.
2.3 Duration of Employment
This Agreement is of indefinite duration and will continue in effect unless or until either party terminates this Agreement by providing six months' notice.
The Employee's employment will terminate automatically and without notice on the last day of the month in which the Employee reaches the statutory retirement age.
2.4 Termination for Cause
This Agreement may be terminated without prior notice and with immediate effect by either party for any valid reasons within the meaning of Art. 337 of the Swiss Code of Obligations.
Article 3
Place of Work and Travel

3.1  The Employee's place of work is the Company's offices in Geneva, located at Quai du Seujet 10, 1201 Genève, Switzerland.
The Company may in its discretion assign the Employee to work at any other location in Switzerland.
The Employee may be required to travel for business reasons domestically or internationally. The Company will reimburse the Employee's travel expenses in accordance with the Company's written travel policy, as modified from time to time in the Company's sole discretion.
Article 4
Reimbursement of Expenses
4.1  Reimbursement of professional expenses will be subject to the presentation of appropriate justifications and in accordance with the Company's expense reimbursement policies and procedures.
Article 5
Working Time and Overtime
5.1 Working Rate
The Employee will work at one hundred percent (100%) of full time.
5.2 Working Time
The Employee acknowledges that he will occupy a senior management position (fonction dirigeante élevée) in the sense of article 3d of the Labor Act of 13 March 1964 (Loi sur 1e travail du 13 mars 1964), and that for this reason the provisions of the Act do not apply to the performance of this Agreement.
Article 6
Remuneration
6.1 Salary and Variable Compensation
The Company will pay Employee a gross base salary at the full-time rate of CHF 385'000 per annum (the "Base Salary"), subject to statutory deductions. The Base Salary is payable in equal monthly installments by bank transfer to a bank account in Switzerland designated by the Employee. The Company will provide the Employee with a monthly written salary statement mentioning all salary deductions.
The Employee may be entitled to annual variable compensation of an indicative value of 40% of the Base Salary, subject to statutory deductions, if any, if and only to the extent that the conditions fixed in the Genomic Health Corporate Bonus Plan (as amended from time to time in the Company's sole discretion) are satisfied.
Unless otherwise expressly agreed upon in a separate writing, the payment of bonuses, gratuities, profit shares, premiums or other extra payments is wholly discretionary. Even repeated payments without the reservation of their voluntary nature will not create any legal claim for the Employee, either in respect to their cause or their amount, or for the past or for the future.
Should the Employee have received any payment in excess of the Employee's actual entitlement, the Employee will, upon the Company's first request, pay back the excess amount to the Company within 30 days of the request. Payments that the Company, without being in any error, declares as voluntary are not covered by this repayment obligation.
6.2 Hiring Incentive

The Company will pay the Employee a one-time only hiring incentive of CHF 20,000, subject to statutory deductions, during the month following the end of the probation period set forth in clause 2.2, provided that the Employee is still employed by the Company on the date of the payment and neither party has given notice before the date of the payment to terminate this Agreement.
6.3 Social Security
The Employee will participate in the Company's pension fund under such fund's regulations as in force from time to time.
Article 7
Sickness / Insurance
7.1 Sickness
If the Employee is prevented from working due to sickness or accident, the Employee will inform the Company without delay. The Employee will submit a medical certificate as from the third day of absence. The Company may, however, ask for a medical certificate even for shorter absences. If the Employee is prevented from working for a longer period of time than stated in the medical certificate, the Employee will inform the Company upon the expiry of the first certificate and submit another medical certificate within three days.
7.2 Second Medical Opinion
The Company is entitled to demand a physical exam by a medical referee. The Employee will release the medical referee and the Employee's own doctor from the doctor's secrecy to the extent such a release is required to assess the Employee's rights and obligations in connection with the employment.
7.3 Salary Continuance
If the Employee is by no fault of her own and for reasons inherent in the Employee's personality, such as sickness or accident, prevented from performing work, the Employee's statutory claims are replaced by a claim against the Company for salary continuance during a 30-day period. After the expiration of this 30-day period, the Employee will, in case of sickness or accident, be covered by the accident insurance or the sick pay insurance procured by the Company.
The Company is responsible for the payment of sick-pay and accident insurance premiums.
Article 8
Vacation
8.1  The Employee is entitled to 28 days of paid vacation per calendar year in addition to the public holidays in the Canton of Geneva.
The dates of the vacation are subject to the prior approval of the Company, which will take into consideration the wishes of the Employee, provided that those are consistent with the Company's interests.
Article 9
Data Privacy
9.1 Acknowledgment and Consent to Process and Access Employee's Personal Information
In the course of its performance of this Agreement, the Company will collect and process the Employee's personal information and monitor his or her use of Company information-technology systems as described in the privacy notices provided to Employee at the time of hire.

The Employee has carefully read and taken notice of the information contained in the privacy notices concerning Company processing and transfer to the United States of the Employee's personal information.
On the basis of this information, the Employee agrees to the processing of his or her data by the Company as well as to the transfer of his or her personal information outside of Switzerland and the European Union.
Article 10
Confidentiality Obligation
10.1 Non-Disclosure
The Employee will not, during the term of the Employee's employment, or at any time thereafter, disclose to anyone or use (except to the extent reasonably to perform the Employee's duties or comply with applicable law or regulations) any confidential materials, documents, records or other confidential information concerning the business or affairs of the Company, or of its affiliates and subsidiaries, which the Employee may have acquired in the course of the Employee's employment or prior dealings with the Company, or its affiliates and subsidiaries, including, without limitation, (i) lists of customers or clients as well as business data of the Company, and its affiliates and subsidiaries; and (ii) methods of doing business and products that are proprietary to the Company, or its affiliates and subsidiaries, provided these restrictions will not apply to materials, documents, records or other information that have entered the public domain other than as a result of a breach of fiduciary duty or contractual obligation of any employee of the Company, or of its affiliates or subsidiaries.
10.2 Return of Company Property
At the termination of this Agreement, the Employee will return to the Company all documents (physical and electronic) in the Employee's possession that belong to the Company or to any of its affiliates or subsidiaries. The Employee will also give the Company access to all of the Employee's notes, client lists, and other documents of any nature and regardless of their physical medium to the extent these materials concern the activities of the Company or of any of its affiliates or subsidiaries. Any retention right is excluded.
Article 11
Intellectual Property
11.1  All intellectual property rights including but not limited to patent rights, design rights, copyrights and related rights, database rights, trademark rights and chip rights as well as any rights in know-how arising from any work performed by the Employee during the term of the Employee's employment (hereinafter the "Intellectual Property Rights"), will vest exclusively in the Company. The Employee may not, without the Company's written consent, disclose, multiply, use, manufacture, bring on the market or sell, lease, deliver or otherwise trade, offer, or register the results of his or her work.
11.2  Insofar as Intellectual Property Rights are not vested in the Company by operation of law or based on article 11.1 above, the Employee will transfer and, insofar as possible, hereby transfers to the Company such rights. The Company may, however, waive this transfer or transfer back to the Employee any such Intellectual Property Rights at any time by providing the Employee an express writing citing this article. If a transfer is not possible under applicable law, then the Employee will grant to the Company a worldwide, perpetual, transferable, sub-licensable, royalty-free license to use and exploit such Intellectual Property Rights in any way the Company deems fit.
11.3  The Employee acknowledges that the Employee's salary includes reasonable compensation for the loss of Intellectual Property Rights.
11.4  The Company is entitled to transfer the Intellectual Property Rights in full or in part to any third party. The Company and such third parties are not obligated to mention the Employee as the author if they publish any inventions, computer programs or other works. They are free to make any modifications, translations, or other adaptations and may refrain from making any publications.
Article 12
Prohibition to Compete or Disparage
12.1 Non-Competition
The Employee acknowledges that he will be aware of business secrets of the Company and shall not
•work for,
•consult for,
•take a direct financial interest in,
•establish, or
•promote the products of
any other business offering products or services directly competitive with the Company's business, given the state of technology and medical practice at the relevant time.
This prohibition is valid in countries of Switzerland, France, Germany, the Netherlands, Belgium, Luxembourg, the United Kingdom, and Italy during the effective period of this Agreement and for one year after its termination by the Employee. However, if the Company concludes in good faith that the Employee's position with a future employer does not pose a competitive threat to the Company's business, the Company agrees to waive its rights under this Article 12.
12.2 Consequences of Breach
The Company may seek immediate cessation of a breach of the prohibition set forth in article 12.1 pursuant to Article 340b, paragraph 3, of the Swiss Code of Obligations. In any event, the Company will be entitled to a penalty in an amount equal to the Employee's last annual base salary for every violation of the Employee's obligations under article 12.1. Payment of the penalty will not release the Employee from complying with the Employee's contractual obligations and the Company will have the right to claim compensation of any damages that exceed the penalty.
12.3 Non-Disparagement
The Employee will not make any statements that disparage the Company, its affiliates or subsidiaries or any of its respective employees, officers, directors, products or services. Notwithstanding the foregoing, statements made under oath in administrative, judicial or arbitral proceedings are not subject to this article.
Article 13
Compliance with Applicable Laws
13.1 Compliance with Laws
The Employee will comply with all applicable laws, regulations, and governmental orders of the Swiss Confederation or of the Republic and Canton of Geneva, now or hereafter in effect, relating to the Employee's employment by the Company.
13.2 Code of Conduct

The Employee confirms that he or she has read and understood the provisions of the Genomic Health Global Code of Conduct.
The Employee acknowledges that the Code of Conduct and other policies of the Company or of Genomic Health, Inc., as amended or supplemented from time to time in the Company's sole discretion, form part of the Company's mandatory directives, and the Employee will adhere to them in the performance of this Agreement.
13.3 No Corruption
The Employee agrees to comply with all applicable treaties, laws, regulations, and governmental orders of the Swiss Confederation and the United States of America, now or hereafter in effect, relating to the Employee's employment by the Company, including but not limited to local bribery laws and the United States Foreign Corrupt Practices Act.
Without limiting the generality of the foregoing, the Employee represents and warrants that the Employee has not, and will not at any time during the Employee's employment with the Company, pay, give, or offer or promise to pay or give, any money or any other thing of value, directly or indirectly, to, or for the benefit of: (i) any government official, political party or candidate for political office; or (ii) any other person, firm, corporation or other entity, with knowledge that some or all of that money or other thing of value will be paid, given, offered or promised to a government official, political party or candidate for political office, for the purpose of obtaining or retaining any business, or to obtain any other unfair advantage, in connection with the Company's business.
13.4 Export Control
The Employee acknowledges that the Company's products, and all technical data pertaining to those products, are potentially subject to export controls under the laws and regulations of the United States, including the U.S. Export Administration Regulations, 15 C.F.R. Parts 730-774, and possibly of other countries. During the Employee's employment with the Company, the Employee will comply strictly with all such export controls, and, without limiting the generality of this article, the Employee will not export, re-export, transfer or divert any of the Company's products. and technical data pertaining to such products, or any direct product thereof to any destination, end-use or end-user that is prohibited or restricted under United States export control laws and regulations, except as specifically authorized by the United States Department of Commerce. The Employee's obligations under this article will survive the expiration or termination of this Agreement.
Article 14
Declarations
14.1 As of the signature date of this Agreement, the Employee declares and warrants that:
•the execution of this Agreement, and the performance of Employee's duties hereunder, does not and will not interfere with, violate or breach any agreement, contract or other rights of any person, legal or physical; and
•the Employee has no knowledge of any regulatory investigation, audit investigation, litigation or legal inquiry or subpoena, whether threatened or pending, that in any way involves the Employee.
Article 15
Miscellaneous
15.1 Contingencies

This Agreement is contingent upon:
•the Employee's authorization to work for the Company in Switzerland; and
•the absence of any contractual obligation of the Employee not to enter an agreement of this nature.
15.2 Language
The Parties attest to their command of the English language and their perfect comprehension of this Agreement as drafted in the English language.
15.3 Entire Agreement
This Agreement is the sole expression of the parties' agreement as to its subject matter and supersedes all prior discussions, understandings, or agreements, whether written, oral or tacit.
15.4 No Modification
This Agreement, including this provision, cannot be terminated, modified, amended or waived in any way, in whole or in part, except by an instrument in writing duly signed by both parties.
15.5 Severability
Should one or more provisions of this Agreement not be enforceable, this does not affect the validity of the other provisions of this Agreement and the unenforceable provision will be replaced by such enforceable provision that best reflects the parties' intent when agreeing on the unenforceable provision.
Article 16
Governing Law - Jurisdiction
16.1 Applicable Laws
This Agreement is governed by and to be construed in accordance with the laws of the Swiss Confederation and of the Republic and Canton of Geneva.
16.2 Disputes
Any disputes arising out of or in connection with this Agreement will be submitted, at the plaintiff's choice, to the courts having competence in the Canton of Geneva.

EMPLOYEE
/s/ Torsten Hoof
Torsten Hoof / Date
Executed in two copies, in Menzingen  Switzerland, on August 12, 2012
Genomic Health International Sàrl

/s/ Jennifer May
Name: Jennifer May
Title: Senior Director, Human Resources
Fondée de procuration / Per procurationem